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+--------+                                       U. S.
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(1) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person

    Fredricks                        Mark                             J
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        (Last)                      (First)                        (Middle)

    c/o Lakeland Bancorp, Inc.
    250 Oak Ridge Road
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                                   (Street)

    Oak Ridge                       New Jersey                        07438
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  Lakeland Bancorp, Inc.
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person
    (Voluntary) ###-##-####
               --------------

4.  Statement for Month/Year  12/31/00
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)  Dec-99
                                                --------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director    [_] Officer             [_] 10% Owner    [_] Other
                        (Title Below)                            (Specify Below)
                             1.34%
                             -----
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Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Ownership  7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          Form:        of Indirect
                                Date         Code          (Instr. 3, 4, and 5)         Beneficially        Direct       Beneficial
   Lakeland Bancorp, Inc.       (Month/      (Instr. 8)                                 Owned at            (D) or       Ownership
                                Day/                                                    End of              Indirect     (Instr. 4)
                                Year)                                                   Issuer's            (I)
                                                                 (A) or                 Fiscal Year         (Instr. 4)
                                                        Amount   (D)        Price       (Instr. 3 and 4)
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Common                          02/15/00    DRP            104       A     $12,5000                            I           *6
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                                05/15/00    DRP            119       A     $11,1100                            I           *6
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                                08/15/00    DRP            113       A     $11,7100                            I           *6
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                                11/15/00    DRP            131       A     $10,9200                            I           *6
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                                11/15/00    S/D            174       A                                         I           *6
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                                11/15/00    S/D            716       A                                         I           *6
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                                11/08/00     G             250       A                       19077             I           *6
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 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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   FORM 5 (Continued)                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
     M. Fredricks                               (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

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Explanation of Responses:
-------------------------
*6 - Mark J. Fredericks custodian for William Fredericks, under NJUGTMA, son of Mark J. Fredericks

CODES:
DRP - Dividend Reinvestment Plan
S/D - Stock Dividend
G   - Gift

                                 /s/  Mark Fredericks               01/26/01
                             -------------------------------   -----------------
                             **Signature of Reporting Person          Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note:  File three copies of this Form, one of which must be manually signed.

          If space provided is insufficient, see Instruction 6 for procedure.